Exhibit 4.2

SENIOR EXCHANGE NOTE SUPPLEMENTAL INDENTURE

SENIOR EXCHANGE NOTE SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 10, 2010, among CDW LLC, an Illinois limited liability company (as successor in interest to CDW Corporation, an Illinois corporation) (the “New Issuer”), the existing guarantors listed on Schedule I hereto (the “Existing Guarantors”), CDW Government LLC, an Illinois limited liability company (as successor in interest to CDW Government, Inc.) (the “Successor Guarantor”) and U.S. Bank National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS CDW Corporation, an Illinois corporation (the “Issuer”) and the Existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of October 10, 2008, providing for the issuance of an aggregate principal amount, at any one time outstanding of (a) (i) (x) up to $890,000,000 of Senior Exchange Notes due 2015 (the “Senior Exchange Notes”) and (y) up to $300,000,000, plus the amount of any increase in principal amount of Loans under the Senior Bridge Loan Agreement resulting from the payment of PIK Interest on the Loans, of Senior PIK Election Exchange Notes due 2015 (the “Senior PIK Election Exchange Notes”, and together with the Senior Exchange Notes, the “Initial Notes”) and (ii) the issuance from time to time of PIK Notes in respect of interest on the Senior PIK Election Exchange Notes and (b) if and when issued as provided in the Registration Rights Agreement or otherwise registered under the Securities Act and issued, the Issuer’s senior exchange notes due 2015 and senior PIK election exchange notes due 2015 (collectively, the “Registered Exchange Notes”, and together with the Senior Exchange Notes, the Senior PIK Election Exchange Notes and any PIK Notes, the “Notes”)) issued in the Registered Exchange Offer.

WHEREAS Section 5.01 of the Indenture provides that under certain circumstances the Issuer may merge with and into another Person with the Successor Company surviving, provided, among other things, that the Successor Company shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Company shall unconditionally assume all the obligations of the Issuer under the Notes, Indenture and Registration Rights Agreement;

WHEREAS, the Issuer has been merged with and into the New Issuer with the New Issuer surviving, and the New Issuer has agreed to assume all obligations of the Issuer under the Notes, Indenture and Registration Rights Agreement;

WHEREAS Section 10.06 of the Indenture provides that under certain circumstances a Guarantor may merge with and into another Person with the Successor Guarantor surviving, provided, among other things, that the Successor Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, CDW Government, Inc. has merged with and into the Successor Guarantor with the Successor Guarantor surviving, and the Successor Guarantor has agreed to guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein and to be bound by the terms of the Registration Rights Agreement applicable to it as if an original party thereto; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the New Issuer, the Existing Guarantors and the Successor Guarantor are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Issuer, the Existing Guarantors, the Successor Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.    Defined Terms.     As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.    Agreement to Perform.     The New Issuer hereby agrees to unconditionally assume all of the Issuer’s obligations under the Notes, Indenture and Registration Rights Agreement and to be bound by all other applicable provisions of the Notes, Indenture and Registration Rights Agreement.

3.    Agreement to Guarantee.     The Successor Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Notes, Indenture and Registration Rights Agreement.

4.    Ratification of Indenture, Notes and Registration Rights Agreement; Supplemental Indentures Part of Indenture.    Except as expressly amended hereby, the Indenture, the Notes and the Registration Rights Agreement are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.    Governing Law.     THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.    Trustee Makes No Representation.     The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.    Counterparts.     The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.    Effect of Headings.     The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CDW LLC

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

VH HOLDINGS, INC.

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

BERBEE INFORMATION NETWORKS CORPORATION

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW CORPORATION

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW DIRECT, LLC

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW GOVERNMENT LLC

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

CDW LOGISTICS, INC.

By	/s/ Ann E. Ziegler
Name: Ann E. Ziegler
Title: Senior Vice President and Chief Financial Officer

FORESIGHT TECHNOLOGY GROUP

By	/s/ Christine A. Leahy
Name: Christine A. Leahy
Title: Secretary

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Assistant Vice President

Schedule I to Supplemental Indenture

Existing Guarantors

VH Holdings, Inc.

Berbee Information Networks Corporation

CDW Corporation

CDW Direct, LLC

CDW Logistics, Inc.

Foresight Technology Group